Cover roiannual21.htm
report ROI_annual21.htm

April 29, 2022
Securities and Exchange Commission

RE: Red Oak Instruments, LLC
       Filing 2021 Annual Report on EDGAR

Dear Sir or Madam:

Enclosed herewith by EDGAR transmission is the Red Oak Instruments, LLC Annual
Report for 2021.  The financial statements included in the annual report do not reflect a change from the preceding year in any accounting principles or practices, or in the method of applying any such principles or practices.

Sincerely,

/s/ William C. Paske

William C. Paske
CTO
Red Oak Instruments, LLC